Exhibit 99.1
COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES RECORD REVENUE AND RECORD PROFIT IN
FIRST QUARTER 2011
•	First Quarter 2011 Product Revenues in Excess of $40 Million as Compared to Approximately $7 Million in the First Quarter of 2010

•	Anticipate Reporting a Record Quarterly Profit in the First Quarter 2011
•	Second Consecutive Profitable Quarter
•	FUSILEV® sNDA For Use In Advanced Metastatic Colorectal Cancer is Currently Under Review by the FDA
•	PDUFA Action Date — This Week — April 29, 2011
•	ZEVALIN® Prior Approval Supplement for the Removal of the Bioscan Requirement Currently Under Review by the FDA
•	PDUFA Action Date — November 20, 2011
•	Belinostat and Apaziquone Clinical Programs on Track for New Drug Application Filings in 2012

•	Conference Call to be Held on Wednesday, May 4, 2011
IRVINE, California — April 27, 2011 — Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology, today announced preliminary unaudited first quarter 2011 product revenues and that it anticipates reporting a record quarterly profit in the first quarter.
“We are pleased with our record revenue and profit during the first quarter,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “We believe that our strategy of having multiple commercial drugs has been validated, and our ability to respond to market developments has been demonstrated. While we expect ZEVALIN revenues to grow gradually over time as we continue to focus on driving adoption of ZEVALIN as the treatment of choice for appropriate patients, the revenue growth this quarter was driven by FUSILEV. There is great anticipation around several events for Spectrum over the next two years. If approved for colorectal cancer later this week, we believe it could represent a significant growth catalyst for the company. The PDUFA action date for FUSILEV’s use in colorectal cancer is this Friday, April 29th.”
First Quarter 2011 Estimated Revenues (unaudited)
•	First Quarter 2011 product revenues in excess of $40 million, a nearly six-fold increase as compared to approximately $7 million in the first quarter 2010
The Company plans to file its 10-Q for the first quarter ended March 31, 2011 on Tuesday, May 3, after the market close, and host a conference call on Wednesday, May 4, 2011.
Conference Call
Wednesday, May 4, 2011 @ 1:30 p.m. Eastern/10:30 a.m. Pacific

Domestic:	(877) 837-3910, Conference ID# 60326117
International:	(973) 796-5077, Conference ID# 60326117
157 Technology Dr     •     Irvine, California 92618     •     Tel: 949-788-6700     •     Fax: 949-788-6706     •     www.sppirx.com     •     NASDAQ: SPPI

2011/2012 Corporate Events and Valuation Catalysts
FUSILEV®
•	FUSILEV sNDA for use in advanced metastatic colorectal cancer is currently under review by the FDA
•	PDUFA Action Date — April 29, 2011
ZEVALIN®
•	ZEVALIN bioscan removal is currently under review by the FDA
•	PDUFA Action Date — November 20, 2011
Belinostat
•	Complete enrollment in registrational study and file rolling NDA for Peripheral T-Cell Lymphoma in 2011/2012.
Apaziquone
•	Anticipate data from Phase 3 bladder cancer trials and filing NDA in 2012.
About Spectrum Pharmaceuticals, Inc.
Spectrum Pharmaceuticals is a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. The Company markets two oncology drugs, FUSILEV and ZEVALIN and has two drugs, apaziquone and belinostat, in late stage development along with a diversified pipeline of novel drug candidates. The Company has assembled an integrated in-house scientific team, including clinical development, medical research, regulatory affairs, biostatistics and data management, formulation development, and has established a commercial infrastructure for the marketing of its drug products. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees, around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum Pharmaceuticals, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2011 Spectrum Pharmaceuticals, Inc. All Rights Reserved.
157 Technology Dr     •     Irvine, California 92618     •     Tel: 949-788-6700     •     Fax: 949-788-6706     •     www.sppirx.com     •     NASDAQ: SPPI